March 7, 2024

State Street Bank and Trust Company

Channel Center

1 Iron Street

Boston, Massachusetts 02210

Attention: Danielle Capobianco, Vice President

Re: MASTER TRUST (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established one new series of shares to be known as 100% US TREASURY MASTER FUND (the “Portfolio”).

In accordance with Section 18, the Additional Funds provision, of the Custodian Contract dated as of August 23, 2007, as amended, modified, or supplemented from time to time (the “Agreement”), by and between the Fund and State Street Bank and Trust Company (“State Street”), the undersigned Fund hereby requests that State Street act as Custodian for the new Portfolio under the terms of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

MASTER TRUST on behalf of:
100% US TREASURY MASTER FUND

By:	/s/ Eric Sanders
Name:	Eric Sanders
Title:	Vice President and Assistant Secretary, Duly Authorized

By:	/s/ Keith A. Weller
Name:	Keith A. Weller
Title:	Vice President and Secretary , Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY
By:	/s/ Gregory V. Nikiforow
Name:	Gregory V. Nikiforow
Title:	Managing Director and Global Relationship Manager

Effective Date: March 7, 2024

1